Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AGREEMENT is made and effective as of April 9, 2026 (the “Effective Date”), regardless of the last date of signature hereto.
BETWEEN:
ADAM SCHAYOWITZ, having a residence at [***]
(the “Employee”)
AND:
ZYMEWORKS BIOPHARMACEUTICALS INC., a corporation registered in the State of Washington and having its principal place of business at 777-108th Avenue NE, Suite 1700, Bellevue, Washington, 98004, USA
(the “Company”)
WHEREAS
A.The Company is an affiliate of ZYMEWORKS INC., a Delaware corporation having its principal executive offices at 108 Patriot Drive, Suite A, Middletown, Delaware, 19709 (“Parent”);
B.The Company is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics;
C.The Employee first began working for the Company on a half-time basis on October 9, 2025 (the “Start Date”) as set forth in that certain Employment Agreement between the Employee and the Company dated effective October 9, 2025 (the “Prior Employment Agreement”);
D.The Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, on a full-time basis;
E.In consideration of the Employee’s continued commitment to the Company and the Company increasing the compensation payable to Employee as stated in Articles 3 and 4 herein, the Company and Employee have agreed to amend and restate the terms and conditions of the Prior Employment Agreement as provided herein and have this Amended and Restated Employment Agreement (“Agreement”) supersede and replace all previous employment agreements and related amendments as of the Effective Date; and
F.The Company has agreed to offer employment to the Employee, and the Employee has agreed to accept employment with the Company on the terms and conditions set out in this Agreement.
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NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the promises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:
Article 1 – GENERAL
1.1Definitions. Unless otherwise defined, all capitalized terms used in this Agreement will have the meanings given below:
(a)“Business” means the business of researching, developing and commercializing therapeutic proteins, antibodies, and any other research, development and manufacturing work considered, planned or undertaken by the Company and/or Parent during the Employee’s employment;
(b)“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one of its clients or suppliers or a third party with whom the Company has a business relationship, including, without limitation, Parent (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following:
(i)the products and confidential or proprietary facts, data, techniques, materials and other information related to the business of the Company, including all related development or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, computer models, prototypes and patterns;
(ii)information regarding the Company’s business operations, methods and practices, including corporate strategy, market research, market strategies, marketing plans, public relations strategies, product pricing and strategies, advertising sources, lists and information concerning current and prospective customers, billing information, suppliers, packaging, merchandizing, distribution, methods of production, manufacturing, pending projects or proposals, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company, including business plans and projections and information regarding the Company’s financial condition, operations, assets and liabilities, financial data, business structures, business ventures, existing or contemplated businesses, products, or services;
(iii)employee information, contacts, and wage information (other than Employee’s own);
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(iv)employee information, contacts, and wage information (other than Employee’s own); and
(v)technical and business information of, or regarding, the Company’s Associates.
The above list is not exhaustive, and Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used;

(c)“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are or have been conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures) at any time;
(d)“Excluded Developments” means any Development that meets the following requirements:
an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless
(i) the invention relates (A) directly to the business of the employer, or (B) to the employer’s actual or demonstrably anticipated research or development, or
(ii) the invention results from any work performed by the employee for the employer.
(e)“Prior Developments” means any Development that the Employee establishes was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company.
1.2Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.
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Article 2 – EMPLOYMENT
2.1Services.
On the Effective Date, the Employee will continue employment with the Company in the position of Head of Research & Development on the terms and conditions set out in this Agreement. For the purposes of calculating any entitlements pursuant to this Agreement based on length of service, the Company will use the Start Date for all calculations.
2.2Qualifications.
(a)The Employee acknowledges that the falsification or misrepresentation of qualifications, including but not limited to education, skills, prior experience, depth and/or breadth of knowledge, references or similar matters, used to secure the position of Head of Research & Development, represents a breach of this contract.
(b)Employment Duties. The Employee shall report to the Company’s Chief Executive Officer. Subject to the direction and control of the Chief Executive Officer and other senior management of the Company and/or Parent (“Management”), the Employee will perform the duties set out in a job description for the Employee’s position provided by the Company and any other duties that may be reasonably assigned to the Employee by Management from time to time. The Employee’s employment with the Company may involve duties to Parent. The salary, benefits, and other compensation provided to the Employee by the Company are intended to compensate the Employee for all work performed by the Employee for the Company, Parent, and their respective affiliates. Management may alter the duties Employee is expected to perform for the Company at any time with or without notice.
2.3Throughout the term of this Agreement, the Employee will:
(a)diligently, honestly and faithfully serve the Company and will use all reasonable efforts to promote and advance the interests and goodwill of the Company and/or Parent;
(b)devote himself in a full-time capacity to the business and affairs of the Company;
(c)adhere to all applicable policies and procedures of the Company and/or Parent as in effect and as amended from time to time, including but not limited to the Company’s and Parent’s Codes of Business Conduct and Ethics;
(d)exercise the degree, diligence and skill that a reasonably prudent Head of Research & Development would exercise in comparable circumstances;
(e)refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Company and/or Parent except in accordance with Sections 2.4, 2.5 and 2.6 herein and as outlined under the Conflict of Interest guidelines in Company’s or the Parent’s corporate policies and procedures as in effect and as amended from time to time; and
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(f)not acquire, directly or indirectly, any interest that constitutes 5% or more of the voting rights attached to the outstanding shares of any corporation or 5% or more of the equity or assets in any firm, partnership or association, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of the Company.
2.4The Employee will disclose to Management all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company and/or Parent. Management will determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company and/or Parent. To the extent that Management, acting reasonably, determines a conflict of interest or competition exists, the Employee will discontinue such activity forthwith or within such longer period as Management agrees. The Employee will immediately certify in writing to the Company that Employee has discontinued such activity and that Employee has, as required by Management, cancelled any contracts or sold or otherwise disposed of any interest or assets over the 5% threshold described in Section 2.3(f) herein acquired by the Employee by virtue of engaging in the impugned activity, or where no market exists to enable such sale or disposition, by transfer of the Employee’s beneficial interest into blind trust or other fiduciary arrangements over which the Employee has no control or direction, or other action that is acceptable to the Company’s Board of Directors (the “Board”).
2.5The Employee agrees not to be employed by another company or provide consulting or other services to other companies or commercial entities while employed by the Company, without the expressed written permission of the Company. By seeking and accepting employment with the Company, the Employee recognizes that the Employee is employed by the Company for the expressed benefit of advancing the scientific, development and business objectives of the Company and Parent and that concurrent employment outside the Company may detract from those objectives.
2.6Notwithstanding Sections 2.3, 2.4 and 6.3, the Employee is not restricted from nor is required to obtain the consent of the Company to make investments constituting an ownership interest of 5% or less in any company which is involved in pharmaceuticals or biotechnology with securities listed for trading on any Canadian or U.S. stock exchange, quotation system or the over-the-counter market.
2.7For the purposes of Sections 2.3, 2.4 and 2.6 herein, “Employee” includes any entity or company owned or controlled by the Employee.
2.8To the extent applicable, the Employee’s employment with the Company shall at all times be conditional upon the Employee being in possession of all necessary permits and work passes for the Employee to work in the United States. For purposes of federal immigration law, Employee will be required to provide to the Company documentary evidence of Employee’s identity and eligibility for employment in the United States. Such valid documentation must be provided within three (3) business days of the start of Employee’s employment, or Employee’s employment relationship with the Company may be terminated, which such termination would constitute a termination for “Cause”.
2.9Usual Place of Business. The Employee’s principal work location for the Company will be the Employee’s home office in Massachusetts, subject to travel as may be required by the Company in its discretion. The Employee agrees that the Employee will not relocate to a
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location outside of Massachusetts without obtaining approval from Human Resources.
Article 3 – COMPENSATION
3.1Base Salary. As compensation for all services rendered under this Agreement, the Company will pay to the Employee and the Employee will accept from the Company a base salary at the rate of $550,000 (USD) per annum. The base salary will be paid semi-monthly, in equal installments, less statutory and other authorized deductions.
3.2Signing Bonus. The Employee shall receive a Signing Bonus of $55,000 (USD) (less applicable withholdings) to be paid on the first scheduled pay day following the Effective Date of this Agreement. The Signing Bonus shall be repayable in full to the Company within 30 days of the Employee’s employment termination date if the Employee’s employment with the Company is terminated by the Company for Cause or by the Employee for any reason other than death or disability, in either case, within one (1) year of the Effective Date.
3.3Stock Options. Subject to approval by the Board or its delegate, the Employee shall be granted 70,000 options (the “Options”) to acquire shares of common stock of Parent (the “Shares”), provided the Employee is employed by the Company on the grant date, which grant date shall be the Effective Date or as soon as practicable thereafter. The exercise price of the Options will be set in accordance with the terms of Zymeworks Inc.’s Amended and Restated Stock Option and Equity Compensation Plan as it may hereafter be amended (the “Equity Compensation Plan”). Subject to Sections 4.3 and 4.4 and to the Board’s approval, the Options will vest over a four-year period as follows: (i) 25% of the Options will vest on the one-year anniversary of the grant date; and (ii) 1/36 of the remaining Options will vest on the last day of each month following the one-year anniversary of the grant date, subject to Employee’s continued employment with the Company or a Company subsidiary through each applicable date.
3.4Restricted Stock Units. Subject to approval by the Board or its delegate, the Employee shall be granted 47,000 restricted stock units (the “RSUs”) settled in Shares, provided the Employee is employed by the Company on the grant date, which grant date shall be the Effective Date or as soon as practicable thereafter. Subject to Sections 4.3 and 4.4 and to the Board’s approval, the RSUs will vest over a four-year period as follows: (i) 1/4 of the RSUs will vest on the one-year anniversary of the grant date; (ii) 1/4 of the RSUs will vest on the two-year anniversary of the grant date; (iii) 1/4 of the RSUs will vest on the three-year anniversary of the grant date; and (iv) the remaining 1/4 of the RSUs will vest on the four-year anniversary of the grant date, subject to Employee’s continued employment with the Company or a Company subsidiary through each applicable date.
3.5Performance Stock Units. Subject to approval by the Board or its delegate, the Employee shall be granted 38,000 performance-based restricted stock units (the “PSUs”) settled in Shares, provided the Employee is employed by the Company on the grant date, which grant date shall be the Effective Date or as soon as practicable thereafter. Subject to Sections 4.3 and 4.4 and to the Board’s approval, the PSUs will vest in accordance with the terms set forth in the PSU grant agreement, subject to Employee’s continued employment with the Company or a Company subsidiary through each applicable date.
3.6 Incentive Plans. The Employee shall be entitled to participate in certain incentive programs for the Company’s employees, including, without limiting the generality of the
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foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (including target annual bonus, if applicable) (collectively, the “Incentive Plans”). Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company in its sole discretion.
3.7Target Annual Bonus. In accordance with the Parent’s Executive Incentive Compensation Plan, and subject to Management and/or Parent Board discretion based on factors determined by Management and/or the Parent Board including Company performance, the Employee will be eligible to earn an annual cash bonus, with an initial target amount of 45% of base salary. The Employee will be eligible to receive up to a full (non-prorated bonus) if the Effective Date is on or prior to June 30 of the year of the Effective Date. The Employee will be eligible to receive a prorated bonus if the Effective Date is on or after July 1 of the year of the Effective Date. The achieved portion (if any) of the annual cash bonus will be payable, less applicable withholdings, on the date the Company pays such bonuses to other similarly-situated employees, subject to the Employee’s continued employment with the Company through the applicable payment date.
3.8Performance and Salary Review. Management will review the Employee’s performance, base salary, and equity participation level under the terms of any Incentive Plans annually beginning in December 2026, or as otherwise approved by the Compensation Committee. The timing of performance and salary reviews may from time to time be amended by the Company in its sole discretion.
3.9Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. Reimbursement of such expenses will be made in accordance with the Company’s policies.
3.10Professional Fees. The Company will reimburse the Employee for annual registration and/or licensing fees required to maintain the Employee’s status as a member in good standing with the appropriate professional bodies required to continue effective employment, and which were held by the Employee as of the Effective Date. The Company will reimburse reasonable costs incurred by the Employee to complete the minimum annual continuing professional development requirements required to maintain such status.
3.11Vacation. The Employee will be eligible for vacation in accordance with the Company’s paid time off policies as may be in effect from time to time.
3.12Benefits. The Employee will be eligible to participate in all benefit plans generally available to Employees of the Company, subject to meeting applicable eligibility requirements of such plans. The Company may amend, terminate, and/or replace such plans from time to time in its discretion.
3.13Sick Leave. The Employee will be entitled to sick leave in accordance with the Company’s sick leave policy as may be in effect from time to time and applicable law.
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Article 4 – TERM AND TERMINATION
4.1Term. This Agreement will commence on the Effective Date and will terminate on the effective date of termination by either the Employee or the Company in accordance with Section 4.2 of this Agreement.
4.2Employment At Will. Employment with the Company is “at-will.” This means that either the Company or the Employee may terminate the employment relationship at any time, with or without cause, with or without notice.
4.3Severance upon Termination of Employment. Although Employee is employed on an at-will basis, the Employee’s eligibility for severance payments upon termination of employment is set forth in this Section 4.3.
(a)Resignation. In the event that Employee voluntarily resigns employment, the Company will pay the Employee all wages earned through the time of termination. With the exception of reimbursement for business expenses in accordance with the Company’s policies, the Employee is not entitled to any additional compensation upon resignation of employment. The Company requests – but does not require – that the Employee provide prior written notice to Management of not less than thirty (30) days prior to resignation of employment, or such shorter period as the Employee and Management may agree. If the Employee provides 30 days’ notice as requested, the Company may choose to waive all or part of the notice period and pay to the Employee the base salary to be earned during the balance of the notice period instead.
(b)Termination for Cause. In the event that Employee’s employment is terminated for Cause, the Company will pay the Employee all wages earned through the time of termination. With the exception of reimbursement for business expenses in accordance with the Company’s policies, the Employee will not be entitled to any additional compensation of any kind. For purposes of this Agreement, “Cause” shall mean: (i) a material breach by the Employee of any of Employee’s material obligations hereunder; (ii) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company, Parent, or any of their respective affiliates; (iii) the conviction or the plea of nolo contendere or the equivalent in respect of a criminal offense that would have a direct and specific negative bearing on Employee’s ability to perform the responsibilities of the position; (iv) the Company’s or Parent’s conclusion, following a reasonable and good-faith investigation, that Employee has violated the Company’s and/or Parent’s policies applicable to the Employee with respect to Equal Employment Opportunity or prohibition of harassment, discrimination, or retaliation; or (v) intentional infliction of any damage of a material nature to any property of the Company, Parent, or any of their respective affiliates or employees.
(c)Termination Without Cause. If the Company terminates the employment of the Employee without Cause, the Company agrees to provide the Employee with:
(i)written notice or payment in lieu of notice to the Employee as follows:
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A.twelve (12) months of notice or the equivalent of twelve (12) months of base salary as of the date notice is given, or any combination thereof that totals twelve (12) months of combined notice and base salary, if termination of employment occurs during the first three years of employment measured from the Start Date (with any base salary equivalent payable over twelve (12) months); and
B.commencing in the fourth year of employment measured from the Start Date, an additional one (1) month of notice or the equivalent of one (1) month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen (18) months (payable over eighteen (18) months); and
(ii)continuation of group extended health and dental benefits through the applicable notice period stated in Section 4.3(c) herein, which may be provided by the Company paying for or reimbursing the Employee’s COBRA premium costs for continuation coverage (where all other benefits terminate on the last day worked by the Employee) and further subject to Section 4.7 of this Agreement.
(d)Termination following Change of Control. Notwithstanding any other provision in this Agreement, if within twelve (12) months following a Change of Control of the Company (as defined below), the Employee’s employment is terminated by the Company without Cause, the Employee shall receive (x) as severance, payment equal to eighteen (18) months of base salary as of the date of termination (with the severance payable over eighteen (18) months, or to the extent available under Section 409A of the Internal Revenue Code, paid sooner, at the sole discretion of the Company), (y) continuation of group extended health and dental benefits provided by the Company paying for the Employee’s premium costs for COBRA continuation coverage for up to eighteen (18) months following the Employee’s termination date, provided that the Employee timely elects and remains eligible for COBRA continuation coverage, and further subject to Section 4.5 of this Agreement, and (z) full vesting acceleration of all unvested and outstanding stock options or other Company or Parent unvested and outstanding equity grants made to the Employee as of the date of termination. For all purposes of this Agreement, “Change of Control” means:
(i)the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, of common shares of Parent which, when added to all other common shares of Parent at the time held directly or indirectly by such person or persons acting jointly or in concert constitutes for the first time in the aggregate 40% of more of the outstanding common shares of Parent and such shareholding exceeds the collective shareholding of the current directors of Parent, excluding any directors acting in concert with the acquiring party; or
(ii)the removal, by extraordinary resolution of the shareholders of Parent, of more than 51% of the then incumbent Board of Parent, or the election of a majority of Board members to Parent’s board who were not nominees
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of Parent’s incumbent board at the time immediately preceding such election; or
(iii)consummation of a sale of all or substantially all of the assets of Parent; or
(iv)the consummation of a reorganization, plan of arrangement, merger, or other transaction which has substantially the same effect as to above.
Payment under Section 4.3(d) herein will be in lieu of and not in addition to payment under Section 4.3(c).
(e)Severance Pay Timing. Payments of any severance under Section 4.3(c) or Section 4.3(d) will be paid, or, in the case of installments will commence, on the first Company payroll date following the effective date of the Release (as defined below), provided that if the timeframe for executing the Release as set forth in the Release (which timeframe shall not exceed a 60-day period following termination of employment) spans two calendar years, any severance payments or benefits that qualify as “nonqualified deferred compensation” (as described in Section 9.9 of this Agreement), will not be paid or otherwise commence until no earlier than January 1 of the second calendar year, and subject to any delay under Section 9.9 of this Agreement. For purposes of compliance with Section 409A of the Internal Revenue Code (described more thoroughly in Section 9.9 of this Agreement), each severance benefit payment under Section 4.3(c) or Section 4.3(d) will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
4.4Equity Awards on Termination. Except as provided by Section 4.3(d), the vesting and exercise of any outstanding equity award granted to the Employee in the event the Employee’s employment with the Company or this Agreement terminates, for any reason, shall be governed by the terms of the applicable Equity Compensation Plan and any applicable award agreement in effect between the Company and the Employee at the time of termination.
4.5Benefits Continuation and No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for in this Article 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article 4 be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise. Notwithstanding the forgoing, the Employee is required to report to the Company if Employee obtains replacement benefits coverage through new employment during any period of group extended health and dental benefits continuation contemplated by this Article 4, and such benefits coverage by the Company will cease effective the date the Employee receives such new coverage and the Employee will not be entitled to any payment in respect of such benefits coverage from the Company in respect of any notice period or severance payment contemplated in this Article 4.
4.6No Additional Payments. Payment of severance, if any, in accordance with Section 4.3(c) or Section 4.3(d) above, to the Employee by the Company will be full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the
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Employee waives any right that Employee may have to claim further payment, compensation or damages from the Company.
4.7Condition to Payment. Payment of any amount of severance under this Agreement to the Employee is conditional upon execution by the Employee of a separation agreement and general release of all claims on a form provided by the Company (the “Release”) within the timeframe set forth in the Release (which timeframe shall not exceed a 60-day period following termination of employment).
4.8Survival. Upon a termination of this Agreement for any reason, the Employee will continue to be bound by the provisions of Article 4, Article 5, Article 6, Article 7, Article 8, and Section 9.10.
Article 5 – CONFIDENTIALITY
5.1Confidential Information.
(a)Ownership of Confidential Information - The Employee acknowledges that the Confidential Information is and will be the sole and exclusive property of the Company and/or Parent. The Company has a legitimate business interest in protecting its Confidential Information, including its trade secrets, as well as its substantial and ongoing customer, industry, and employee relationships. The Employee acknowledges that the Employee has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.
(b)Non-Disclosure, Use and Reproduction of Confidential Information - The Company and its related entities, parents, subsidiaries, predecessors, successors, and affiliates, may provide and make available to the Employee certain Confidential Information regarding its business. This Confidential Information is of substantial value and highly confidential, is not known to the general public, is the subject of the Company’s reasonable efforts to maintain its secrecy, includes professional and trade secrets, and is being provided and disclosed to the Employee solely for use in connection with and during the Employee’s employment with the Company. The Employee will keep all the Confidential Information strictly confidential, and will not, either directly or indirectly, either during or subsequent to employment with the Company, disclose, allow access to, transmit, transfer, use or reproduce any of the Confidential Information in any manner except (A) as required to perform the duties of the Employee for the Company and in accordance with all procedures established by the Company for the protection of the Confidential Information or (B) as expressly provided herein. Without limiting the foregoing, the Employee:
(i)will ensure that all the Confidential Information and all copies thereof, are clearly marked, or otherwise identified as confidential to the Company and proprietary to the person or entity that first provided the Confidential Information, and are stored in a secure place while in the Employee’s possession, custody, charge or control;
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(ii)will not, either directly or indirectly, disclose, allow access to, transmit or transfer any of the Confidential Information to any person other than (A) to an employee, officer, or director of the Company on a “need to know” basis for the benefit of the Company, without the prior written authorization of Management or (B) as expressly provided herein; and
(iii)will not, except as required by the Employee’s position or as expressly provided herein, use any of the Confidential Information to create, maintain or market any product or service which is competitive with any product or service produced, marketed, licensed, sold or otherwise dealt in by the Company, or assist any other person to do so.
(c)Legally Required Disclosure - Nothing in this Agreement prohibits the Employee from filing and/or pursuing a charge or complaint with, reporting possible violations of law or regulation to, or otherwise communicating or cooperating with or participating in any investigation or proceeding of any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures or engaging in other activities that are protected under the whistleblower provisions of local, state, or federal law or regulation, including disclosing documents or other information as permitted by law. Nothing in this Agreement prohibits the Employee from speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights, or an attorney retained by the Employee. The Employee does not need the prior authorization of the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that Employee has made such reports or disclosures. However, in making any such disclosures or communications, the Employee must take all reasonable precautions to prevent any unauthorized use or disclosure of any Confidential Information to or by any parties other than the applicable government agencies and/or an attorney retained by the Employee. The Employee further understands that the Employee is not permitted to disclose the Company’s attorney-client privileged communication or attorney work product. Nothing in this Agreement limits the Employee’s rights to discuss the terms and conditions of employment or the Employee’s wages, or to infringe upon the Employee’s rights under the National Labor Relations Act, the Defend Trade Secrets Act (“DTSA”) and applicable state law. The Employee is hereby notified that the DTSA protects individuals from criminal or civil liability where the disclosure of a trade secret is made:
(i)in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and the confidential disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; and
(ii)the trade secret disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, and the disclosure is made under seal.
Nothing in this Agreement restricts or impedes the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or
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from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or court order. The Employee shall promptly provide written notice of any such court order to the Head of Global Human Resources and the Head of Legal of the Company and/or Parent, as applicable.
(d)Return of Materials, Equipment and Confidential Information - Upon request by the Company, and in any event when the Employee leaves the employ of the Company, the Employee will immediately return to the Company all the Confidential Information and all other materials, computer programs, documents, memoranda, notes, papers, reports, lists, manuals, specifications, designs, devices, drawings, notebooks, correspondence, equipment, keys, pass cards, and property, and all copies thereof, in any medium, in the Employee’s possession, charge, control or custody, which are owned by, or relate in any way to the Business or affairs of the Company, Parent, and/or any of their respective affiliates.
(e)Exceptions - The non-disclosure obligations of Employee under this Agreement shall not apply to Confidential Information which the Employee can establish:
(i)is, or becomes, readily available to the public other than through a breach of this Agreement;
(ii)is disclosed, lawfully and not in breach of any contractual or other legal obligation, to Employee by a third party; or
(iii)through written records, was known to Employee, prior to the date of first disclosure of the Confidential Information to Employee by the Company.
5.2Ownership of Developments
(a)Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company except Excluded Developments and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights and the right to claim priority to patent applications arising from such Developments, copyrights, mask works, industrial designs and any other intellectual property rights in and to each such Development, effective at the time each is created. Further, the Employee irrevocably waives, and agrees to waive, all moral rights the Employee may have in such Developments.
(b)Excluded Developments and Prior Developments - The Company acknowledges that it will not own any Excluded Developments or Prior Developments.
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(c)Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments or Prior Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments and Prior Developments in confidence.
(d)Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments and Prior Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.
(e)Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that, unless the Company agrees in writing otherwise, the Employee will not use or incorporate any Excluded Development or Prior Development in any work product, services, or other deliverables the Employee provides to the Company. If the Employee uses or incorporates any Excluded Development or Prior Development with the Company’s permission, as provided above, the Employee (i) represents and warrants that he or she owns all proprietary interest in such Excluded Development or Prior Development and (ii) grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify such Excluded Development or Prior Development.
(f)Prior Employer Information - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venturer, customer, or independent contractor of the Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Employee will not violate any non-disclosure, non-compete, non-solicit or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company. The Employee agrees to fully indemnify the Company and its respective directors, officers, agents, employees, investors, shareholders, administrators, divisions, affiliates, parent corporations, subsidiaries, predecessor and successor corporations and assigns, for all verdicts, judgments, settlements, and other losses incurred by any of them
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resulting from Employee’s breach of Employee’s obligations under any agreement with a third party, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.
(g)Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.
5.3Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Employee understands that:
(a)an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:
(i)is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(b)Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual:
(i)files any document containing the trade secret under seal; and
(ii)does not disclose the trade secret, except pursuant to court order.
Article 6 – RESTRICTIVE COVENANTS
6.1Non-solicitation by the Employee. The Employee agrees that at any time while employed by the Company and for a period of one (1) year thereafter, the Employee will not, without the prior written consent of the Company induce or attempt to influence, directly or indirectly, an employee of the Company, Parent or any of their affiliates to leave the employ of the Company or Parent, as applicable.
6.2Reasonableness of Non-solicitation Obligations. The Employee confirms that the obligations in Section 6.1 are fair and reasonable given that, among other reasons:
(a)the sustained contact the Employee will have with the clients of the Company will expose the Employee to the Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of the Company; and/or
(b)the Employee will be performing important development work on the products or services owned, developed or marketed by the Company;
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and the Employee agrees that the obligations in Section 6.1, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Company’s good will, trade secrets and proprietary interests. The Employee also agrees that the obligations in Section 6.1 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement.
6.3Conflict of Interest. The Employee recognizes that the Employee is employed by the Company in a position of responsibility and trust and agrees that during the Employee’s employment with the Company, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Company’s and/or Parent’s interests. Without limiting this general statement, the Employee agrees that during the Employee’s employment with the Company, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or interested in any business in competition with the Business of the Company and/or Parent unless the Employee receives prior written authorization from the Company.
6.4Acknowledgments. The Employee acknowledges that as of the date of this Agreement:
(a)a breach of this Agreement would cause the Company irreparable harm and as a result the Employee consents to the issuance of an injunction or other appropriate remedy required to enforce the covenants contained herein;
(b)in the event the Employee breaches any covenant contained herein, the one (1) year period provided for in Sections 6.1 will be extended for a period of three (3) months from the date any such breach is cured; and
(c)in the event it is necessary for either party to retain legal counsel to enforce any of the terms and conditions of this Agreement, the prevailing party will pay the other parties’ reasonable legal fees, court costs and other related expenses.
Article 7 – ENFORCEMENT
7.1Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regards to Massachusetts’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than Massachusetts. In the event of a breach or threatened breach of this Agreement, nothing in this Agreement precludes the Company, Parent, or the Employee from applying to a court of competent jurisdiction to seek injunctive relief or otherwise protect or enforce its rights hereunder before an arbitrator can be appointed pursuant to Article 8 below, to the extent permitted by law.
7.2Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them will be held to be invalid by any competent court, this Agreement will be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto will consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the Commonwealth of
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Massachusetts, and as to all other portions of such agreement or covenants they will remain in full force and effect as originally written.
Article 8– MEDIATION AND ARBITRATION
8.1Agreement to Arbitrate Claims. Except as set forth in Section 8.4 below, both the Employee and the Company agree that any claim that the Employee may have against the Company, Parent, or their respective owners, directors, officers, managers, employees, agents, and other parties affiliated with the Company and/or Parent and their respective employee benefit and health plans (together, “Affiliated Persons”), or that the Company or Parent may have against the Employee, shall be submitted to and determined exclusively in the County in which the Employee most recently primarily worked for the Company, by a single neutral arbitrator, through to final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”), and not to any court, in accordance with the JAMS Employment Arbitration Rules & Procedures (the “JAMS Rules”) then in effect except as modified by this Agreement. The JAMS arbitrator shall be chosen by mutual agreement of the parties or if the parties cannot agree, in accordance with the JAMS arbitration selection procedure. A copy of the current JAMS Rules can be obtained at the following website: https://www.jamsadr.com/rules-employment-arbitration/english or by requesting in writing a copy from the Company’s Human Resources Team. In the event that a court or arbitrator of competent jurisdiction holds that the FAA does not apply and the Employee has not voluntarily elected to participate in arbitration in such case, the court or arbitrator shall apply the Massachusetts Uniform Arbitration Act and such other Massachusetts laws that may apply to determine the enforceability of this Agreement.
8.2Claims Covered by This Agreement. The claims that are to be arbitrated under this Agreement are any and all claims that arise between the Employee and the Company, Parent or any Affiliated Person except as excluded by this Agreement in Section 8.4 below (the “Claims”). The Claims include but are not limited to any dispute relating to the Employee’s employment or the termination of employment with the Company (pre-hire through post-termination), including but not limited to claims arising out of or related to tort, bad faith, contract, wages and benefits, liabilities, debts, obligations, damages, compensatory damages, punitive damages, penalties, liquidated damages, costs, attorneys’ fees, expenses, actions and causes of action in any way related to the Employee’s employment with the Company or the termination of the Employee’s employment. The Claims also include but are not limited to any claims for wrongful discharge or breach of the covenant of good faith and fair dealing, any and all claims under federal, state, and local laws, ordinances, regulations or orders, charges of discrimination, retaliation, or harassment on account of race, color, religion, sex, sexual orientation, age, citizenship, national origin, mental or physical disability, medical condition, marital status, pregnancy, gender identity or perception, or any other protected classification, and all other employment-related claims, except as excluded by this Agreement in Section 8.4 below. The Claims further include any dispute arising out of or relating to the interpretation or application of this Agreement including the enforceability, revocability, or validity of this Agreement, and the Parties delegate authority to decide those issues solely to the arbitrator. Both the Employee and the Company are giving up any right that either might have to have a judge or jury decide the Claims.
8.3Class Action, Collective Action, and Representative Action Waiver. Both the Employee and the Company agree that any proceedings pursuant to this Agreement will be conducted on an individual basis only and that Claims by the Employee or by the Company may only be
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brought in the party’s individual capacity may not be brought on a class action, collective action, or representative basis, and may not be consolidated with other persons or entities. Further, the Employee and the Company agree to waive their respective rights to participate in any and all class actions, collective actions, and/or other representative actions, including participating as a named plaintiff or as a member of a class action, collective action, and/or other representative action. Accordingly, there shall be no right or authority for any Claims subject to this Agreement to be brought, heard or arbitrated as a class action, collective action, or representative action (“Class Action Waiver”). The Class Action Waiver shall be severable at the option of the Employee or the Company from this Agreement in any case in which both of the following are true: (a) the Claim is filed or pursued as a class action, collective action, or representative action; and (b) the Class Action Waiver is found to be unenforceable. In such instances, the class action, collective action, or representative action must be litigated in a civil court of competent jurisdiction. The Class Action Waiver shall be severable in any case in which the dispute is filed or pursued as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.
8.4Claims Not Covered by the Agreement. To the extent required by law, any and all claims for workers’ compensation insurance and unemployment insurance are not covered by this Agreement. Unless agreed by the Employee, this arbitration provision shall not apply to claims of sexual harassment or sexual assault, or any other claim that cannot be subject to mandatory arbitration as a matter of law. Nothing in this agreement prohibits the Employee from filing a claim or charge with the National Labor Relations Board or from filing an administrative charge or complaint of discrimination or harassment with either the Equal Employment Opportunity Commission or any state or local equal employment opportunity agency. Either party may seek from a court any injunctive relief (preliminary or permanent) available under applicable laws for any purpose. The Employee understands that except as provided in this Section and Section 8.11 below, arbitration shall be the only method for resolving all disputes between the Employee and the Company.
8.5Pre-Arbitration Mediation. The Employee and the Company agree that prior to submitting a Claim for arbitration, the parties will first seek to resolve the dispute through voluntary mediation. Either party may give written notice to the other party requesting mediation of the dispute (the “Mediation Notice”). A single mediator, with experience mediating employment disputes, will be jointly selected by the parties. The Company agrees to pay the mediator’s fee for a private mediation, up to one day in length. If mediation is unsuccessful, either of the parties may submit the dispute to binding arbitration by giving written notice to the other party and the mediator requesting arbitration of the dispute (the “Arbitration Notice”). The parties agree that any applicable statute of limitations shall be tolled from the date the Mediation Notice is provided until the date the Arbitration Notice is provided, or 30 days following the unsuccessful mediation session, whichever occurs first. Either party may elect to submit a claim for injunctive relief without first utilizing this pre-arbitration mediation process.
8.6Arbitration Procedure. The Employee and the Company agree that Claims will be submitted to a single, neutral arbitrator, who will make a ruling in a signed writing, including findings of fact and law, within thirty days following the arbitration proceeding. The arbitrator alone and not a court shall have jurisdiction to decide the arbitrator’s jurisdiction, any questions as to the arbitrability of Claims, whether an agreement to arbitrate exists and is valid, and whether the agreement to arbitrate covers the dispute in question. Provided, however, that to the extent any Claims subject to this Agreement are brought as a class action, collective action, or representative action and the arbitrator finds the Class Action Waiver set forth in Section 8.3
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is unenforceable, the arbitrator shall not have jurisdiction to hear or arbitrate any such Claims on a class action, collective action, or representative action basis. In such instances, the class action, collective action, or representative action must be litigated in a civil court of a competent jurisdiction. The arbitrator will be permitted to award only those remedies in law or equity that are requested by the parties and allowed by local, state and/or federal substantive law applicable to the Claim(s). The Employee understands and agrees that the arbitrator’s ruling will state the facts and the law on which the decision is based, will be final and binding on both the Employee and the Company and any other party in the arbitration proceeding, and cannot be reviewed for error of law or legal reasoning of any kind. A judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction.
8.7Administrative Remedies / Statute of Limitations. If either the Employee or the Company fails to make a written request for arbitration within the statute of limitations period applicable to a Claim under applicable law or otherwise fails to comply with the administrative prerequisites to filing certain types of claims, the Employee and/or the Company will have waived the right to raise that claim in any forum. In the event that the Employee or the Company should file an action in court in violation of this Agreement, that court shall require the Parties to arbitrate all Claims and, additionally, shall order the Parties to arbitrate the issue of whether or not the Claims are subject to the arbitration.
8.8Witnesses and Evidence. The Employee and the Company will have the right to conduct discovery in accordance with Massachusetts law, and the arbitrator shall have the power to decide any discovery disputes between the parties. The Employee and the Company may also call witnesses, cross-examine the other party’s witnesses, and present evidence during the arbitration proceeding in accordance with Massachusetts’s Rules of Civil Procedure, as applied by the arbitrator.
8.9Cost of Arbitration and Legal Fees. The cost of arbitration will be paid by the Company, except that the Employee will be required to pay the initial filing fee if the Employee initiates arbitration, to the extent that the filing fee does not exceed the fee to file a complaint in state or federal court. The Company will pay for the balance of the arbitrator’s fees and all administrative costs related to the arbitration. The parties will each bear their own costs for legal representation, discovery, deposition, expert witnesses, and other legal costs ordinarily borne by a party in litigation, provided, however, that the arbitrator shall have the authority to require one party to pay the costs and fees for the other party’s representation during the arbitration, but only to the extent permitted under relevant federal or state laws, as a part of any remedy that may be ordered.
8.10Confidentiality. The parties shall maintain the confidential nature of the arbitration proceedings and the award including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to notions of “just cause”) other than such controlling law. The arbitrator(s) shall render an award(s) that shall be based upon a written, reasoned opinion.
8.11Governing Law. The interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts that are applicable to agreements made and to be performed in Massachusetts, except that questions concerning the
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enforceability of this Agreement shall be decided by the arbitrator pursuant to the FAA.
Article 9 – GENERAL
9.1Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.
9.2Independent Legal Advice. The Employee specifically confirms that Employee has been advised to retain Employee’s own independent legal advice prior to entering into this Agreement.
9.3Construction. The parties acknowledge that each party and its respective counsel have had the opportunity to independently review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
9.4Assignment. The Employee cannot assign Employee’s interest in this Agreement.
9.5Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.
9.6Entire Agreement. The terms and conditions contained within this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior employment agreements, understandings and arrangements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.
9.7Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Employee and the Head of Global Human Resources of the Company or his/her duly authorized designee. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.
9.8Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Commonwealth of Massachusetts, except as specified in Articles 5.3 and 8 above.
9.9Code Section 409A. The parties intend that payments and benefits under this Agreement are exempt from or comply with Internal Revenue Code Section 409A and the regulations and guidance thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance with Code Section 409A.
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(a)To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by reason of Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of compliance with Code Section 409A, each payment subject to Code Section 409A (or intended to satisfy an exception under Code Section 409A including payment under Sections 4.3(c) and 4.3(d) of this Agreement) will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
(b)To the extent that payments under the Agreement that are payable upon the Employee’s termination of employment constitute “nonqualified deferred compensation” that is subject to Code Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for any such payment upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms means “separation from service.”
(c)Notwithstanding any other payment schedule provided herein to the contrary, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A (or the Company has opted to treat all employees as “specified employees”), then any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service” will not be made until the date which is the earlier of:
(i)the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and
(ii)the date of the Employee’s death, to the extent required under Code Section 409A (the delay referred to as the “Delay Period”).
(d)Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 9.9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to the Employee in a lump sum (with no accrued interest), and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(e)Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for U.S. federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Employee following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the
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Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
9.10Limitation on Payments.
(a)In the event that the severance or change in control-related or other payments or benefits provided for in this Agreement or otherwise payable to Employee (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Code, and (y) but for this Section 9.10, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:
(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that Payments are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Code Section 409A as deferred compensation and (B) cash payments not subject to Code Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Code Section 409A as deferred compensation and (B) equity awards not subject to Code Section 409A. If acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards. In no event will Employee have any discretion with respect to the ordering of payment reductions.
(b)Unless the Company and Employee otherwise agree in writing, any determination required under this Section 9.10 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 9.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes
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and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.10. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.10.
9.11Right to Consult with Counsel. The Employee acknowledges and understands that the Employee has the right to consult with counsel of the Employee’s choosing prior to signing this Agreement.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the last date written below.
ZYMEWORKS BIOPHARMACEUTICALS INC.

By:    /s/ Kenneth Galbraith
    Kenneth Galbraith, Chair and Chief Executive Officer
October 8, 2025
Date

SIGNED AND DELIVERED by Employee: /s/ Adam Schayowitz Signature October 8, 2025 Date

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